Exhibit 10.7(a)
CHANGE IN CONTROL AGREEMENT
This change in control agreement (this “Agreement”), is made and entered into as of December 18, 2008 (the “Effective Date”), by and between QAD Inc., a Delaware corporation, with its principal offices located at 100 Innovation Place, Santa Barbara, California 93108 (together with its successors and assigns permitted under this Agreement, the “Company”), and Daniel Lender who resides at 40 Alston Place, Santa Barbara, California 93108 (the “Employee”).
W I T N E S S E T H:
Whereas the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company;
Whereas the Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Employee with compensation arrangements upon a Change in Control which provide the Employee with individual financial security and which are competitive with those of other corporations; and
Whereas in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
Now, Therefore, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Employee (individually a “Party” and together the “Parties”) agree as follows.
1. Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue in effect until June 30, 2010, PROVIDED, HOWEVER, that commencing on June 30, 2010 and on each June 30 thereafter, the term of this Agreement shall automatically be extended for one (1) additional year (e.g., on June 30, 2010 through June 30, 2011), unless either the Company or the Employee shall have given written notice to the other, at least one (1) year prior thereto, that the term of this Agreement shall not be so extended; and PROVIDED, FURTHER, HOWEVER, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not terminate prior to the expiration of eighteen (18) months after the occurrence of a Change in Control during the term of this Agreement.
2. Definitions.
2.1 “Base Monthly Salary” shall mean the monthly base compensation of the Employee.
2.2 “Cause” shall mean (a) the Employee is convicted of a felony involving property of the Company, or (b) the Employee, in carrying out the Employee’s duties under this Agreement, is guilty of willful refusal to perform, or willful neglect of, the Employee’s duties.

2.3 “Change in Control” shall mean the first occurrence of any of the following events:
(a) Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or persons acting as a group, other than Pamela M. Lopker and Karl F. Lopker as joint holders, or either of them (the “Lopkers”) or a living trust for their benefit over which they maintain control of the assets of the trust and the voting rights for shares in the trust is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities.
(b) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such merger or consolidation; or
(c) The sale or other disposition by the Company of all, or substantially all, of the Company’s assets, other than a transfer to (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person, or persons acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power represented by the Company’s then outstanding voting securities, or (iv) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).
Each of the foregoing events is intended to qualify as a change in ownership or effective control for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Section 2.3 shall be interpreted accordingly.
2.4 “Disability” shall mean that the Employee has been unable to perform their duties under this Agreement as a result of the Employee’s incapacity due to physical or mental illness with or without reasonable accommodation, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company, or its insurers, and acceptable to the Employee or the Employee’s legal representative (such statement of acceptability not to be unreasonably withheld).
2.5 “Division” shall mean a business unit or other substantial business operation within the Company that is operated as a separate profit center, but that is not maintained by the Company as a separate legal entity.
2.6 “Equity Compensation” shall mean any equity compensation granted under the QAD Inc. 2006 Stock Incentive Program.

3. Change in Control Severance Benefits. In the event there occurs a Change in Control and the Employee’s employment with the Company is terminated on or before eighteen (18) months after the date of the Change in Control, then the following shall apply:
3.1 Voluntary Resignation; Termination for Cause. If the Employee’s employment terminates in a voluntary resignation, or if the Employee is terminated for Cause, or if the Employee voluntarily accepts a position at the time of a Change in Control below the level currently held by the Employee, and such acceptance occurs at, or proximate to, the time of a Change in Control, then the Employee shall not be entitled to receive severance benefits except for those (if any) as may be available under the Company’s severance and benefits plans and policies existing at the time of such termination.
3.2 Constructive Termination; Termination Without Cause. If the Employee suffers Constructive Termination (as defined below) or Termination without Cause, then the Employee shall be entitled to the following:
(a) payment, within thirty (30) days following the termination of the Employee’s employment, of a lump sum cash amount equal to eighteen (18) months times the greater of (x) the Employee’s Base Monthly Salary at the time of the Change in Control or (y) the Employee’s Base Monthly Salary at the time of the termination of the Employee’s employment; and
(b) payment, within thirty (30) days following the termination of the Employee’s employment, of a lump sum cash amount equal to one point five (1.5) multiplied by the greater of (x) the average annual bonus received by the Employee during the two (2) fiscal years immediately prior to the termination of the Employee’s employment or (y) the annual bonus that would be due for the fiscal year in progress at the time of the termination of the Employee’s employment if the Employee and the Company met the on target goals to receive such bonus; and
(c) immediate vesting of any Equity Compensation granted to the Employee; and
(d) payment, within thirty (30) days following termination of the Employee’s employment, of a lump sum cash amount equivalent to the present value of the projected cost (based upon the Company’s programs in effect immediately prior to the Change in Control) of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, and 401(k) matching payments for a period following such termination of employment for eighteen (18) months plus an amount equal to the portion of the Employee’s unvested account balance (as of the date of termination of employment) under the Company’s 401(k) plan that would vest if the Employee had eighteen (18) additional months of service for vesting purposes under the Company’s 401(k) plan (subject to applicable taxes and withholding); and
(e) all benefits pursuant to the Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”) and the Company 401(k) Plan upon termination.
3.3 Effect on Existing Plans. This Agreement and the payments provided hereunder supersede the Company’s existing severance and benefit plans, policies and agreements existing now and at the time of termination with respect to severance or termination benefits provided to Employee in the event of termination of employment during the eighteen (18) month period following a Change in Control, and are not in addition thereto.
3.4 Death; Disability. If the Employee’s employment terminates due to the Employee’s Disability or death, then such termination shall be treated as if it were a termination without Cause and severance and other benefits shall be provided in accordance with Section 3.2 above.

3.5 Payment to Specified Employee. If a payment obligation under this Agreement arises on account of the Employee’s separation from service while the Employee is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee of the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 30 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 30 days after the appointment of the personal representative or executor of the Employee’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Employee’s separation from service.
3.6 Termination of Employment. For all purposes under this Agreement, references to “termination of employment,” “employment terminates” and similar terms shall mean “separation from service” as defined for purposes of Section 409A of the Code and the regulations promulgated thereunder.
4. Constructive Termination of Employment. “Constructive Termination” shall mean and exist if, without the Employee’s prior written consent, one or more of the following events occurs and the Employee shall elect to terminate the Employee’s employment with the Company:
(a) the assignment to Employee of duties which are wholly and clearly inconsistent with the position and status of an executive of the Company, or a substantial alteration in the nature, status or prestige of Employee’s official position resulting in a decrease in authority or responsibilities from those in effect immediately prior to a Change in Control;
(b) The Employee’s Base Monthly Salary is decreased by the Company, or the Employee’s benefits or opportunities under any employee benefit or incentive plan or program of the Company is or are materially reduced other than in connection with a reduction in salary or benefits generally applicable to all employees of the Company;
(c) The Employee’s own office location, as provided for in this Agreement, is relocated to a location more than twenty-five (25) miles from the Employee’s then present location without the Employee’s written consent;
(d) The Company fails to pay the Employee any deferred payments under any bonus or incentive plans in a timely manner;
(e) The Company fails to reimburse the Employee for business expenses in accordance with the Company’s policies, procedures or practices;
(f) The Company fails to agree to or actually indemnify the Employee for the Employee’s actions and/or inactions, as either a director or officer of the Company, to the fullest extent permitted by Delaware law, and the Company fails to maintain reasonable levels of directors and officers liability insurance coverage for the Employee when such insurance is available;
(g) The Company fails to obtain a written agreement from any successor or assign of the Company to assume and perform Employee’s employment agreement as then in effect and this Agreement; or
(h) The Company purports to terminate the Employee’s employment for Cause and such purported termination of employment is not effected in accordance with the procedures required by this Agreement, and for purposes of this Agreement, such purported termination of employment shall be invalid and of no force and effect.

5. Equity Compensation Acceleration.
5.1 Equity Compensation Acceleration upon Change of Control. If the Employee does not terminate employment in the event of a Change of Control, fifty percent (50%) of the then unvested portion of any Equity Compensation held by the Employee under the Company’s equity compensation plans and outstanding at the time of the Change in Control shall become vested and the Employee shall automatically have the right to exercise all, or any portion, of such Equity Compensation to the extent so vested in addition to any portion of the Equity Compensation exercisable prior to the Change in Control. Where the Change in Control results from a merger or consolidation of the Company with any other corporation, such vesting shall occur immediately prior to consummation of such merger or consolidation, and is contingent upon the consummation of such merger or consolidation.
5.2 Equity Compensation Acceleration Following Change in Control. Subject to the continued employment of the Employee, after acceleration of vesting under Section 5.1 above, the remaining unvested portion of any Equity Compensation granted to Employee prior to the Change in Control shall become fully vested upon the first anniversary of the Change in Control (or the vesting date of such Equity Compensation, if earlier). If, however, the Employee’s employment terminates within the twelve (12) month period following the Change of Control, then the vesting of such Equity Compensation shall be handled in accordance with the Change in Control Severance Benefits set forth above in Section 3.1.
6. No Mitigation; No Offset. In the event of any termination of employment covered by this Agreement, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain. Any amounts due under this Agreement are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.
7. Severance Pay and Benefits. The severance pay and benefits provided for in this Agreement shall be in lieu of any other severance or termination pay to which the Employee otherwise may be entitled as a result of termination of employment during the eighteen (18) month period following a Change in Control under any Company severance or termination plan, program, practice, agreement or arrangement, including any agreement relating to the Employee’s employment with the Company. If the Employee receives severance or termination benefits or payments under this Agreement, the Employee may not receive severance or termination benefits under any other Company policy, plan, agreement or arrangement. The Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect, provided such other compensation or benefits have not been addressed in this Agreement.

8. Certain Additional Payments.
8.1 Gross-Up Payment Amount. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
8.2 Determinations. Subject to the provisions of Section 8.3, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and the Employee within fifteen (15) business days of the receipt of written notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Employee within fifteen (15) days of the receipt of the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8.3 and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.
8.3 IRS Claims. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) -day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
(a) give the Company any information reasonably requested by the Company relating to such claim,
(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Employee,

(c) cooperate with the Company in good faith in order effectively to contest such claim, and
(d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled in his sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
8.4 Refunds. If, after receipt by the Employee of an amount advanced by the Company pursuant to Section 8.3, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of such Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Employee of an amount advanced by the Company pursuant to Section 8.3, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
8.5 409A Payment Deadline. In all events, the Gross-Up Payment, if any, including any Underpayment, shall not be made later than the December 31 following Employee’s taxable year in which Employee remits the Excise Tax.
9. Divestiture. Notwithstanding any other provision of this Agreement to the contrary, the termination of the Employee’s employment with the Company in connection with the sale, divestiture or other disposition of a subsidiary or Division shall not be deemed to be a termination of employment of the Employee for purposes of this Agreement provided the Employee accepts employment offered by the purchaser or acquirer of such subsidiary or Division and provided the Company obtains an agreement from such purchaser or acquirer to honor the terms of this Agreement.

10. Confidentiality and Non-Compete.
10.1 Non-Disclosure of this Agreement. Employee agrees that the terms of this Agreement are a private matter, which shall not be divulged in any form to others. Accordingly, Employee hereby agrees that Employee will not disclose, disseminate and/or publicize or cause to be disclosed, disseminated and/or publicized any of the terms of this Agreement or the discussions which have led up to this Agreement to anyone, with the exception of Employee’s attorney, any financial or tax advisors, and immediate family members, who shall not divulge its contents to any third party.
10.2 Confidential Information. Employee acknowledges that Employee may be in receipt of confidential information concerning the Company, agrees that any confidential information concerning the Company and its affiliates will be maintained in strict confidence and not be disclosed to any other person, including but not limited to, and past, present or prospective customers of the Company. The parties agree that money damages would not be a sufficient remedy for breach of this Section 10.2 and that, in addition to all other remedies which any party hereto may have, each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach. This Section 10.2 shall not supersede any other confidentiality agreement entered into between the parties.
10.3 Non-Compete. In the event of any termination covered by Section 3.2 and in return for the payment and benefits provided under this Agreement, the Employee agrees that, for a period of one (1) year after the last day of employment with the Company, Employee shall not:
(a) compete with the Company, or assist any other party to compete with the Company, in any manner;
(b) attempt to solicit or recruit the Company employees or otherwise interfere with the Company’s relationship with its employees or customers;
(c) make any comment, remark or statement that disparages the Company or portrays the Company in a negative manner.
11. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is at will and may be terminated at any time and for any reason, with or without notice. On termination of the Employee’s employment, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.
12. Miscellaneous.
12.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California.
12.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
12.3 Entire Agreement: Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Employee.

12.4 Notices. Except as may be otherwise provided herein, all notices and other communications required or permitted hereunder shall be in writing and shall be hand delivered or delivered via next day delivery, (a) if to the Employee, to such address as the Employee, or any of the Employee’s successors or assigns, shall have furnished to the Company in writing or (b) if to the Company, to such address as the Company shall have furnished to the Employee or the Employee’s successors or assignees in writing. Notices via next day delivery will be effective three (3) business days after delivery to the delivery firm, charges prepaid.
12.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Employee, upon any breach or default of Company under this Agreement, shall impair any such right, power or remedy of the Employee, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under the Agreement, or by law or otherwise afforded to any holder shall be cumulative and not alternative.
12.6 Expenses. The Company and the Employee shall each bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.
12.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.
12.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue to full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.
12.9 Survival. The provisions of the sections entitled “Excise Tax Reduction”, “Confidentiality and Non-Compete”, “At-Will Employment” and “Miscellaneous” shall survive the expiration or termination of this Agreement.
12.10 Section 409A Compliance. This Agreement is intended not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A of the Code. In addition to any specific references to Section 409A of the Code in this Agreement, all terms and conditions of this Agreement are intended, and shall be interpreted and applied to the greatest extent possible in such manner as may be necessary, to comply with the provisions of Section 409A of the Code and any rules, regulations or other regulatory guidance issued under Section 409A of the Code. If any modification of this Agreement is necessary to comply with the provisions of Section 409A of the Code, and the making of such modification itself does not fail to comply with any requirement of Section 409A of the Code, then the Company and the Employee agree to modify this Agreement in the least restrictive manner necessary to accomplish such result without causing any diminution in the value of the payments to the Employee. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. The Company shall not be liable to Employee for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

12.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before one (1) arbitrator, in Santa Barbara, California, administered by the American Arbitration Association under its Employment Dispute Resolution Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Unless otherwise provided for by law, the Company and the Employee shall each pay half of the costs and expenses of such arbitration.
EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH PROVIDES FOR ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION OF THIS AGREEMENT TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

QAD INC., a Delaware corporation

By:	/s/ MURRAY RAY Murray Ray CPO & EVP, Human Resources	12/18/08 Date

EMPLOYEE:

/s/ DANIEL LENDER		12/18/08

Daniel Lender		Date